================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   ----------


                                   FORM 8-K/A

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                                   ----------


Date of Report (Date of earliest event reported):     APRIL 19, 1999


                             METAMOR WORLDWIDE, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)


                   0-26970                              76-0407849
          (Commission File Number)         (I.R.S. Employer Identification No.)



            FIVE POST OAK PARK
     4400 POST OAK PARKWAY, SUITE 1100
              HOUSTON, TEXAS                            77027-3413
 (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code: (713) 548-3400


================================================================================

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

         On April 19, 1999, Metamor Worldwide, Inc. (the "Company") completed its tender offer for the publicly held shares of Decan Groupe ("Decan"), a French societe anonyme listed on the Paris Stock Exchange Secondary Market (Second Marche) and registered with the Lyon Registry of Commerce and Companies. The tender offer commenced in February 1999 following the purchase by the Company of shares in Decan from Delphi, plc and from Jacques Mottard, chairman and managing director of Decan.

         Currently, the Company has acquired approximately 98.4 percent of the outstanding common stock of Decan and 94.9 percent of its convertible notes, or
96.3 percent of Decan assuming conversion of the outstanding convertible notes. Purchase consideration totaled approximately $161 million, consisting of $154.8 million in cash and 0.2 million shares of the Company's common stock valued at $6.2 million.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


         The undersigned Registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K dated April 19, 1999 as set forth in the pages attached hereto:




     (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED                                         PAGE
                                                                                           ----

         Audited Consolidated Financial Statements:

             Report of Independent Auditors                                                 F-1

             Consolidated Assets                                                            F-2

             Consolidated Liabilities                                                       F-3

             Consolidated Income Statement                                                  F-4

             Notes to Consolidated Financial Statements                                     F-5

         Interim Consolidated Financial Statements (Unaudited):

             Basis of Presentation                                                         F-19

             Consolidated Statements of Operations (Unaudited) for the nine
             months ended March 31, 1999 and 1998                                          F-20

             Consolidated Statements of Cash Flows (Unaudited) for the nine
             months ended March 31, 1999 and 1998                                          F-21

             Notes to Unaudited Consolidated Financial Statements                          F-22



     (b) PRO FORMA FINANCIAL INFORMATION                                                   PAGE
                                                                                           ----
         Basis of Presentation                                                             F-24

         Pro Forma Condensed Consolidated Balance Sheet (Unaudited) as of
         March 31, 1999                                                                    F-25

         Pro Forma Condensed Consolidated Statement of Operations (Unaudited) for
         the three months ended March 31, 1999                                             F-26

         Pro Forma Condensed Consolidated Statement of Operations (Unaudited) for
         the year ended December 31, 1998                                                  F-27

         Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements          F-28

     (c) EXHIBITS

         23.1   Consent of Deloitte & Touche Tomatsu - B.M.A.




                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       METAMOR WORLDWIDE, INC.
                                       (Registrant)



Dated:  July 2, 1999                   By: /s/ Edward L. Pierce
                                          ------------------------------------
                                           Edward L. Pierce
                                           Chief Financial Officer, Senior Vice
                                           President and Assistant Secretary

INDEX TO FINANCIAL STATEMENTS

ATTACHMENT 7(a) - FINANCIAL STATEMENTS OF DECAN GROUPE

                                                                                 Page
                                                                                 ----
Audited Consolidated Financial Statements:

     Report of Independent Auditors                                               F-1

     Consolidated Assets                                                          F-2

     Consolidated Liabilities                                                     F-3

     Consolidated Income Statement                                                F-4

     Notes to Consolidated Financial Statements                                   F-5

Interim Consolidated Financial Statements (Unaudited):

     Basis of Presentation                                                       F-20

     Consolidated Statements of Operations (Unaudited) for the nine
     months ended March 31, 1999 and 1998                                        F-21

     Consolidated Statements of Cash Flows (Unaudited) for the nine
     months ended March 31, 1999 and 1998                                        F-22

     Notes to Unaudited Consolidated Financial Statements                        F-23

FIGEREC                                         DELOITTE TOUCHE TOHMATSU -
BMA
28, RUE JEAN BROQUIN                            81 BOULEVARD STALINGRAD
69006 LYON - FRANCE                             69100 VILLEURBANNE - FRANCE



                                      DECAN
                                 Societe Anonyme
                6 avenue Claude Chappe - Zone d'activite Telebase
                         69370 SAINT-DIDIER AU MONT D'OR



            AUDITORS' REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS

                            YEAR ENDED JUNE 30, 1998

In accordance with our appointment as auditors by your Annual General Meeting, we have audited the accompanying consolidated financial statements of DECAN, stated in French francs, for the year ended June 30, 1998.

These consolidated financial statements have been approved by the Board of Directors. Our role is to express an opinion on these financial statements, based on our audit.

We conducted our audit in accordance with professional standards applicable in France. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements give a true and fair view of the financial position and the assets and liabilities of the Group as at June 30, 1998 and the results of its operations for the year then ended in accordance with accounting principles generally accepted in France.

We have also performed the procedures required by law on the Group financial information given in the report of the Board of Directors. We have no comment to make as to the fair presentation of this information nor its consistency with the consolidated financial statements.

October 7, 1998
(July 2, 1999 as to Note 10)

FIGEREC                                     DELOITTE TOUCHE TOHMATSU - BMA




Georges Bonnepart                           Jacques Convert
Partner                                     Partner

                                      DECAN
              CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 1998


CONSOLIDATED ASSETS



                                                                        JUNE 30, 1998
                                                                         (12 months)
---------------------------------------------------------------------------------------------------------------
In French Francs                                NOTES              GROSS       AMORTIZATION &          NET
                                                                               DEPRECIATION
---------------------------------------------------------------------------------------------------------------
FIXED ASSETS

- Intangible assets                              3.1            114,780,466       5,329,901        109,450,565

- Property Plant and Equipment                   3.2             28,697,999      15,308,312         13,389,687

- Financial assets                               3.3              3,930,482       1,541,598          2,388,884

---------------------------------------------------------------------------------------------------------------

TOTAL                                                           147,408,947      22,179,811        125,229,136

---------------------------------------------------------------------------------------------------------------

CURRENT ASSETS

- Inventories                                    -

- Prepayments to suppliers                       -                  668,028                            668,028

- Trade accounts receivable and other
  receivables                                    3.5            132,061,102       3,661,552        128,399,550

- Taxes and other receivables                    -               15,427,688           6,791         15,420,897

- Short-term investments                         -               59,452,364                         59,452,364

- Cash and cash equivalents                      -               18,975,519                         18,975,519

- Prepaid expenses                               -                2,541,860                          2,541,860

---------------------------------------------------------------------------------------------------------------

TOTAL                                                           229,126,561       3,668,343        225,458,218

---------------------------------------------------------------------------------------------------------------

- Deferred charges                               3.4              3,009,603                          3,009,603

---------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                    379,545,111      25,848,154        353,696,957

---------------------------------------------------------------------------------------------------------------

                                      DECAN
              CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 1998


CONSOLIDATED LIABILITIES


-------------------------------------------------------------------

In French Francs                      NOTES         JUNE 30, 1998
                                                     (12 months)
EQUITY

- Share capital                        3.6            30,104,400

- Restricted retained earnings          -             75,058,914

- Group net income                      -             26,031,008

-------------------------------------------------------------------

TOTAL                                                131,194,322

-------------------------------------------------------------------

Minority interests                      -                654,517
Other                                   -
Convertible loans                      1.8            96,786,229

-------------------------------------------------------------------

TOTAL                                                228,635,068

-------------------------------------------------------------------
CURRENT LIABILITIES

- Contingencies                       3.9              3,988,036

- Financial liabilities               3.10            12,584,378

- Advances on contracts                 -                200,740

- Trade accounts payable and other payables           17,691,854

-   Tax and social liabilities
    Accrued taxes and social charges    -             79,689,040

- Other liabilities                     -              3,554,657

-   Billings in excess of cost
    and estimated earnings on
    uncompleted contracts               -              7,353,184

-------------------------------------------------------------------

TOTAL CURRENT LIABILITIES                            125,061,889

-------------------------------------------------------------------


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           353,696,957

-------------------------------------------------------------------

                                      DECAN
              CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 1998

CONSOLIDATED INCOME STATEMENTS


--------------------------------------------------------------------------------

In French Francs                                    NOTES         JUNE 30, 1998
                                                                   (12 months)
--------------------------------------------------------------------------------
- Net sales                                     7 and 8             312,322,196

- Reversal of provisions and transfers                               14,358,385

- Government grants                                                   2,063,054

- Other income                                                          447,932

--------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                              329,191,567
--------------------------------------------------------------------------------

- Consumption of raw materials and supplies          -                5,696,770

- External services                                3.12              66,033,989

- Taxes, levies and similar payments                 -                9,945,382

- Salaries and wages                                 -              143,047,372

- Social charges                                     -               60,234,350

- Depreciation and amortization                      -                5,280,260

- Other charges                                      -                  178,443

--------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                            290,416,566
--------------------------------------------------------------------------------
INCOME FROM OPERATIONS                                               38,775,001
--------------------------------------------------------------------------------
OTHER EXPENSE NET                                  3.13                (148,556)
--------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX                                             38,626,445
--------------------------------------------------------------------------------
EXCEPTIONAL LOSS                                   3.14              (5,526,123)
--------------------------------------------------------------------------------

- Employee profit sharing expense                    -                  140,370

- Amortization of goodwill                           -                  637,067

- Income tax expense                                 -                6,138,356

--------------------------------------------------------------------------------

NET INCOME                                                           26,184,163

--------------------------------------------------------------------------------
CONSOLIDATED NET INCOME                                              26,031,001
--------------------------------------------------------------------------------
Minority interest net income                                            153,162
--------------------------------------------------------------------------------

                                      DECAN
              CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 1998

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1  PRINCIPLES AND METHODS OF CONSOLIDATION

The consolidated financial statements as of June 30, 1998 are established in conformity with the provisions of the French law of January 3, 1985 and its decree of application of February 17, 1986.

1.1    CONSOLIDATION

All significant investments in subsidiaries for which DECAN has exclusive control, directly or indirectly, are fully consolidated. All significant transactions between consolidated companies are eliminated.

1.2    INTANGIBLE ASSETS

Intangible assets, except goodwill, are amortized using the straight-line method over the following useful lives:

         Organization costs                          5 years
         Licenses, patents and trademarks            1 to 5 years

Goodwill results from acquisitions or from business valuations made when DECAN was incorporated. Goodwill is not amortized. However, a reserve will be established if the net result of the related company, adjusted for items not directly resulting from operations and the application of a valuation coefficient based on market factors, is inferior to the value of the goodwill recorded in the balance sheet.

Research and development expenses are recorded in the income statement in the period in which they are incurred.

1.3    GOODWILL

Acquisition differences resulting from investments in other entities (difference between the purchase price and the respective portion of adjusted shareholders' equity acquired) are recorded in the appropriate balance sheet accounts. For acquired interests in companies which have external sales activities, a portion of the goodwill is recorded to the "commercial funds" account which represents the value assigned to the customer base acquired which is not amortized. This value is determined in accordance with evaluations performed by and limited to the interests of the group. Commercial funds are included in intangible assets in the balance sheet.

The remaining goodwill recorded in the balance sheet relate to the real estate companies DECAN and BERODE and INGENIA, which was acquired during the period ended June 30, 1998. The goodwill related to the real estate companies are amortized over a period identical to the remaining useful lives of the real estate owned by the companies. The goodwill related to the acquisition of INGENIA is amortized over a period of 10 years.

1.4    PROPERTY: PLANT AND EQUIPMENT

Tangible assets are stated at historical cost. Depreciation is calculated over the estimated useful lives of the assets using straight-line or accelerated depreciation methods.

The principal useful lives are :

         - Computer software and hardware      3-5 years (SL or Accelerated)
         - Furniture and fixtures              10 years (SL)
         - Other tangible assets               5 to 10 years (SL)

Real estate under capital leases has been reclassified as capital assets using the following principles:

      - Land and buildings are stated at historical cost
      - Buildings are amortized using the straight-line method over a period of 20 years
      - Debt is recorded and classified as current or non-current based upon the present value of rental payments and maturities as specified in the capital case agreement.

1.5    FINANCIAL ASSETS

Financial assets consist of investments in non-consolidated entities and deposits relating to the rental of operating facilities (see footnote 3.3.).

1.6    ACCOUNTS RECEIVABLE

Accounts receivable are stated at historical cost and are due within 1 year. A provision is recorded when book value is higher than the net realizable value.

Revenue is recognized using the percentage of completion method. For work performed as of the balance sheet date that has not yet been invoiced, the corresponding revenue is recognized and an asset "cost in estimated earnings in excess of billings on uncompleted contracts" is created. In situations where the amounts invoiced as of the balance sheet date exceed the amounts relative to the work performed to date, a liability "Billings in excess of costs and estimated earnings on uncompleted contracts" is recorded.

If necessary, reserves are established to cover anticipated losses on contracts in process.

1.7    SHORT-TERM INVESTMENTS

Short-term investments consist primarily of investments in money market funds. The market value of these investments at June 30, 1998 is not significantly different from the net book value recorded in the balance sheet.

1.8    CONVERTIBLE LOANS

Two convertible loans are outstanding as of June 30, 1998, one for DECAN and one for INGENIA.

1.8.1  CONVERTIBLE LOAN - DECAN

Nominal value of loan as of June 30, 1998                         F 94,614,400
Number of bonds                                                        118,268
Issue price                                                     F 800 per bond
Date of issuance and payment                                    March 10, 1998
Period of loan                                            5 years and 113 days
Annual interest rate                                                      2.5%

NORMAL MATURITY

The bonds mature in their totality on July 1, 2003 by reimbursement of F 891.20 per bond, or 111.4% of the issue price.

EARLY MATURITY

Early reimbursement of the bonds can only occur at the discretion of the company. This can be done by:

1) Purchase of the bonds on the market and public offers
2) Early reimbursement, beginning on July 1, 2001 and extending until the maturity date, under under the following conditions:

- the early reimbursement price will be determined in a manner through which this price, including accrued interest from July 1 of the year of reimbursement, provides the subscriber, after substracting dividends received in prior years, with a gross actuarial rate of return equal to that offered in the case of reimbursement at the normal maturity date, or 4.45%.

- this early reimbursement will only be possible if the arithmetical average of the first price of the bonds quoted on the Second Market of the Paris Stock Exchange, for a period of 10 consecutive days including the 20 days prior to the appearance of the opinion of the "Journal Officiel" announcing the reimbursement, exceeds 120% of the early reimbursement price.

3) When less than 10% of the bonds remain in circulation.

CONVERSION OF BONDS INTO SHARES

At any time after March 10, 1998, the bonds can be converted into shares of DECAN stock at a ratio of one share for one bond.

REDEMPTION PREMIUM

The amount of the loan represents the debt excluding any redemption premium. Considering the condition of the actual market price of the DECAN stock and the maturity date of the loan, the company has estimated the risk of non-conversion of the bonds to be negligible and has not established a reserve to account for the potential risk of payment of redemption premiums. The total amount that would be due, at maturity, in the case of non-conversion is F 10,786,042. As of June 30, 1998, the portion of this amount that would have been incurred amounts to F 571,186.

1.8.2    CONVERTIBLE LOAN - INGENIA

Nominal value of loan as of June 30, 1998                  F 2,823,912
Number of bonds                                                    468
Issue price                                           F 6,034 per bond
Date of issuance and payment                          December 8, 1995
Period of loan                                     4 years and 5 years
Annual interest rate                                                6%

NORMAL MATURITY

The reimbursement of non-converted bonds will be made at par value upon maturity of the loan. The maturity date for one-half of the bonds is December 1, 1999 and December 1, 2000 for the other half of the bonds.

CONVERSION OF BONDS INTO SHARES

Beginning on December 1, 1996, the owners of the bonds will have the option to convert the bonds into shares of the company in exchange for forgiveness of the debt. Each F 6,034 bond is convertible into 18 shares of common stock with a nominal value of F 100 per share.

NON-REDEMPTION PREMIUM

Additional interest payable in the event of non-conversion of the bonds into shares of stock is equal to 3% of the nominal amount of the debt and has been fully reserved.

1.9    CONTINGENCIES

The financial statement line item "contingencies" represents reserves established to cover related to completed services or services in process as well as severance reserves.

1.10   FOREIGN CURRENCY TRANSLATION

Transactions in foreign currencies are translated at the closing exchange rate (June 30, 1998). Only unrealized losses resulting from these transactions are recorded in the income statement for the period.

Sales in foreign currencies represent approximately F 11.5 million. The group covers the exchange rate risk relative to these operations through the use of option contracts.

The accounts of DECAN SUISSE, DECAN INC. and INGENIA INC. are converted to French Francs using the closing exchange rate for the balance sheet accounts and the average exchange rate for the income statement accounts.

1.11   CURRENT AND DEFERRED INCOME TAXES

Deferred taxes are calculated for significant temporary differences between book and tax income using the legal tax rate for the period. For purposes of conservatism, it is the Group's policy not to recognize net deferred tax assets for the individual companies in the Group. It must be noted that as of June 30, 1998, the subsidiary INGENIA had operating loss carryforwards in the amount of F
72.2 million. The deferred tax assets relating to these carryforwards have not been recognized.

1.12   OFF BALANCE SHEET COMMITTMENTS

The provision for retirement indemnities has not been calculated as it is not considered to be significant in light of the average age of the employees and the young age of the companies concerned.

2.     CONSOLIDATION

In comparison to the consolidated accounts as of June 30, 1997, the following changes have occurred in the consolidation:

- the inclusion of the company INGENIA and its affiliates IDEC, INGENIA DIALEXIS, ACS, INGENIA INC.,
-    the inclusion of the company SIGMA CONSEIL,
-    the exclusion of the company ATIX,
- the spin-off of the company DECAN S.A. and the creation of two new companies DECAN CONSEIL and DECAN RESEAUX.

INGENIA was acquired in December 1997 with an effective date retroactive to July 1, 1997 (the results taken into account cover a period of 12 months). SIGMA CONSEIL was acquired in April 1998 with an effective date retroactive to January 1, 1998 (the results taken into account cover a period of 6 months).

ATIX was sold on July 1, 1997.

The spin-off of DECAN and the creation of DECAN RESEAUX and DECAN CONSEIL were effective on July 1, 1997. As concerns intra-group operations, this spin-off did not have any significant impact on the consolidated accounts.

List of consolidated companies as of June 30, 1998:

                                                                 % shareholding         Activity
                                                                 --------------         --------
-            DECAN (1)                                                parent            Holding company
-            DECAN CONSEIL (1)                                        98.04             Consulting
-            DECAN RESEAUX (1)                                        98.04             Communication engineering
-            INGENIA (1)                                             100.00             All group activities
-            INGENIA INC. (2)                                        100.00             Document engineering and
                                                                                        knowledge
-            INGENIA DIALEXUS (1)                                     84.99             Information systems engineering
-            IDEC (1)                                                 50.98             Information systems engineering
-            ACS (2)                                                  67.00             Information systems engineering
-            SIGMA CONSEIL (1)                                        98.00             Consulting
-            GRETI INGENIERIE S.A.R.L. (1)                            96.67             Information systems engineering
-            GEOLINK S.A. (1)                                         99.98             Document engineering and
                                                                                        knowledge
-            H.I.D. S.A. (1)                                          99.98             Holding company
-            SARDE S.A. (1)                                           99.23             Scientific, industrial, document
                                                                                        engineering and knowledge
 -           ALSIS S.A.R.L. (1)                                       99.97             Information systems engineering
-            DECAN SUISSE S.A. (1)                                    99.00             Group activities in Switzerland
-            COMELOG S.A. (1)                                         99.97             Information systems engineering
-            INTERFACE S.A. (1)                                       99.72             Industrial and scientific
                                                                                        engineering
-            DECAN TELECOM S.A. (1)                                   99.86             Communication engineering
-            DECAN INC. (1)                                          100.00             Group activities in the U.S.
-            SCI DECAN (1)                                            99.95             Real estate
-            SCI BERODE (1)                                           99.00             Real estate


(1)  Year end of June 30, 1998

(2) Establishment of interim accounts at June 30, 1998 for consolidation purposes

3.     SIGNIFICANT BALANCE SHEET AND INCOME STATEMENT AMOUNTS

3.1    INTANGIBLE ASSETS


--------------------------------------------------------------------------------------------
                                               GROSS BOOK     ACCUMULATED       NET BOOK
                                              VALUE AS OF     AMORTIZATION     VALUE AS OF
In French Francs                             JUNE 30, 1998                    JUNE 30, 1998
--------------------------------------------------------------------------------------------
- Organization costs                                36,195          22,560           13,635
- Concessions, patents, licenses                 3,442,175       3,077,233          364,942
- Goodwill- Commercial funds                   103,835,068       1,447,444      102,387,624
- Goodwill- Acquisition differences              7,467,028         782,664        6,684,364

--------------------------------------------------------------------------------------------

TOTAL                                          114,780,466       5,329,901      109,450,565

--------------------------------------------------------------------------------------------






BUSINESS VALUE

----------------------------------------------------------------------------

In thousands of French Francs                               JUNE 30, 1998
----------------------------------------------------------------------------
- GROUPE DECAN                                                         854
- DECAN CONSEIL ET RESEAUX                                           2,214
- GRETI INGENIERIE                                                  10,254
- SIGMA CONSEIL                                                     16,557
- SARDE                                                             22,166
- COMELOG INGENIERIE                                                 2,464
- INTERFACE                                                          7,458
- DECAN TELECOM                                                      3,120
- GATEC                                                                119
- INGENIA                                                           37,447
- ATIX                                                                   -
- GEOLINK                                                            1,180
--------------------------------------------------------------------------

TOTAL                                                              103,835
--------------------------------------------------------------------------


3.2    PROPERTY, PLANT AND EQUIPMENT


-----------------------------------------------------------------------------------------
                                       GROSS BOOK                            NET BOOK
                                       VALUE AS OF       DEPRECIATION       VALUE AS OF
In French Francs                      JUNE 30, 1998                        JUNE 30, 1998
-----------------------------------------------------------------------------------------
- Land                                    1,466,652                 -        1,466,652
- Buildings                              11,260,843         4,557,026        6,703,817
- Other                                  15,970,504        10,751,286        5,219,218
- Advances on tangible fixed assets               -                 -                -

-----------------------------------------------------------------------------------------

TOTAL                                    28,697,999        15,308,312       13,389,687

-----------------------------------------------------------------------------------------

3.3    FINANCIAL ASSETS


-------------------------------------------------------------------------------------
                                       GROSS BOOK         RESERVE      NET BOOK
                                       VALUE AS OF         FOR        VALUE AS OF
In French Francs                       JUNE 30, 1998    IMPAIRMENT   JUNE 30, 1998
-------------------------------------------------------------------------------------
- Investments                            1,995,009         994,409        1 000,600
- Receivables on investments               549,923         547,189            2,734
- Loans receivable                          29,600               -           29,600
- Deposits                               1,355,950               -        1 355,950

-------------------------------------------------------------------------------------

TOTAL                                    3,930,482       1,541,598        2,388,884

-------------------------------------------------------------------------------------

Investments consist primarily of:

- 15% ownership in SCC of F 150,000
- 10% ownership in TRINOVA of F 1,000,000
- 25% ownership in EASIREM of F 250,000
- 88% ownership in BUREAUTIQUE S.A. of F 594,409

The investments in SCC, EASIREM and BUREAUTIQUE S.A. are 100% reserved for through a provision for impairment.

3.4    DEFERRED CHARGES


-------------------------------------------------------------------------------
                                                                Amortization
In French Francs                              Amount            rate (annual)
-------------------------------------------------------------------------------
- Convertible debt issuance costs            3,009,603                   20%

3.5    ACCOUNTS RECEIVABLE

---------------------------------------------------------------------------------------------

In thousands of French Francs                                                   JUNE 30, 1998
---------------------------------------------------------------------------------------------
- Accounts receivable - trade                                                     95,415
- Other                                                                               16
- Notes receivable                                                                 4,238
- Cost and estimated earnings in excess of billings on uncompleted contracts      28,775
- Doubtful accounts receivable                                                     3,636

---------------------------------------------------------------------------------------------

TOTAL                                                                            132,080
---------------------------------------------------------------------------------------------

3.6    CAPITAL

-------------------------------------------------------------------------------------------------

In French Francs                                            Number of shares      Nominal Value
                                                                                       per
share
-------------------------------------------------------------------------------------------------
- Shares outstanding at the beginning of the period             666,446                    40
- Shares issued during the period                                86,164                    40
- Shares re-purchased during the period                               -                     -
- Shares outstanding at the June 30, 1998                       785,610                    40

-------------------------------------------------------------------------------------------------

SHARES WITH DOUBLE VOTING RIGHTS

The articles of DECAN provide double voting rights to shareholders who have held the shares for 3 years or more.

STOCK OPTIONS

The Extraordinary Shareholders General Meeting on December 10, 1997 authorized the Board of Directors to grant options providing the right to the subscription of new DECAN shares. In accordance with articles 208-1 and in conformity with the Law of July 24, 1966 for commercial companies, the Board of Directors designated the recipients of the options to be the management and salaried employees of DECAN and its related companies.

The Board of Directors Meeting on December 10, 1997 used the authorization noted above to grant options to 27 members of group management. These options permit the recipients to subscribe to 5,450 shares at a nominal value of F 40. The subscription price was fixed at F 543.

The Board of Directors Meeting on February 16, 1998 used the same authorization to grant options to 37 members of group management. These options permit the recipients to subscribe to 9,580 shares at a nominal value of F 40. The subscription price was fixed at F 689.

No options were exercised during the period.

3.7    CHANGES IN CONSOLIDATED SHAREHOLDERS' EQUITY - CONSOLIDATED


------------------------------------------------------------------------------------------------------------


In French Francs                                 CAPITAL          RESERVES       NET INCOME        TOTAL
------------------------------------------------------------------------------------------------------------
- At June 30, 1997                             26,857,840        63,187,398       15,176,302     105,021,540
- Capital contributions                         3,446,560        45,528,560                -      48,975,120
- Imputation of acquisition differences                 -       -45,528,560                -     -45,528,560
- Allocation of income to reserves                      -        15,176,302      -15,176,302               -
- Dividends distributed                                 -        -3,332,230                -      -3,332,230
- Translation adjustments                               -            27,444                -          27,444
- Net income for the period                             -                 -       26,031,008      26,031,008

------------------------------------------------------------------------------------------------------------

As of June 30, 1998                            30,104,400        75,058,914       26,031,008     131,194,322

------------------------------------------------------------------------------------------------------------

          (1) As a result of the taking of control of the company INGENIA, the acquisition difference has been offset against the issuance premiums in the amount of F 45,528,560 (shareholders' meeting December 10, 1997).

3.8    CHANGES IN CONSOLIDATED SHAREHOLDERS' EQUITY - MINORITY INTERESTS

--------------------------------------------------------------------------------------

In French Francs                            RESERVES       NET INCOME        TOTAL
--------------------------------------------------------------------------------------
- At June 30, 1997                            120,521          160,501      281,022
- Changes in scope of consolidation           258,277                -      258,277
- Translation adjustments                       2,092                -        2,092
- Dividends distributed                       -40,035                -      -40,035
- Allocation of income to reserves            160,501         -160,501            -
- Net income for the period                         -          153,161      153,161

--------------------------------------------------------------------------------------

As of June 30, 1998                           501,356          153,161      654,517

--------------------------------------------------------------------------------------

3.9      PROVISIONS

---------------------------------------------------------------------------------------------

In thousands of French Francs                                                   JUNE 30, 1998
---------------------------------------------------------------------------------------------
- Litigation with employees                                                           443
- Litigation or losses on work contracts                                            1,874
- Building reserve                                                                    450
- Restructuring reserves                                                            1,207
- Receivables reserves                                                                  -
- Foreign exchange risk reserves                                                       14

---------------------------------------------------------------------------------------------

TOTAL                                                                               3,988
---------------------------------------------------------------------------------------------

3.10   CASH, CASH EQUIVALENTS AND DEBT

---------------------------------------------------------------------------------------------

In French Francs                                                              JUNE 30, 1998
---------------------------------------------------------------------------------------------
- Cash and cash equivalents                                                    78,427,883
- Less: loans and financial debts, current portion                              3,118,815
---------------------------------------------------------------------------------------------
TREASURY, NET                                                                  75,309,068
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

In French Francs                                                              JUNE 30, 1998
---------------------------------------------------------------------------------------------
- Loans and financial debts greater than 1 but less than 5 years                8,230,226
- Convertible loans                                                            96,786,229
- Loans and financial debts greater than 5 years                                1,235,337
---------------------------------------------------------------------------------------------
MEDIUM AND LONG-TERM LOANS                                                    106,251,792
---------------------------------------------------------------------------------------------

3.11    ACQUISITIONS

The tables below compare the significant balance sheet amounts as of June 30, 1998 considering the effect of current year movements (acquisitions and disposals) in the scope of consolidation.

----------------------------------------------------------------------------------------------------
In Millions of French Francs            New scope of consolidation  Constant scope of consolidation
                                              June 30, 1998            June 30, 1998 (1)
ASSETS                                             Net                        Net
----------------------------------------------------------------------------------------------------
FIXED ASSETS

- Intangible assets                                109.5                     53.2
- Property plant and equipment                      13.4                     11.4
- Financial assets                                   2.4                     82.9

----------------------------------------------------------------------------------------------------
TOTAL                                              125.3                    147.5
----------------------------------------------------------------------------------------------------

CURRENT ASSETS

- Inventories
- Payments on account on orders                    0.7                           0.1
- Trade accounts receivable and other
  receivables                                    128.4                          88.4
- Other receivables                               15.4                          44.8
- Short-term investments                          59.5                          45.9
- Cash and cash equivalents                       19.0                          10.9
- Prepaid expenses                                 2.5                           1.2

--------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                             225.5                         191.3
--------------------------------------------------------------------------------------------------
- Deferred charges                                 3.0                           3.0
--------------------------------------------------------------------------------------------------

TOTAL ASSETS                                     353.7                         341.8

--------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------
In Millions of French Francs         New scope of consolidation    Constant scope of consolidation
                                            June 30, 1998                 June 30, 1998 (1)
LIABILITIES                                      Net                            Net
--------------------------------------------------------------------------------------------------
- Common stock                                    30.1                          30.1
- Restricted retained earnings                    75.0                         120.6
- Net income                                      26.0                          16.0
--------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                             131.1                         166.7
--------------------------------------------------------------------------------------------------

Minority interests                                 0.7                           0.4
Convertible loans                                 96.8                          94.6

CURRENT LIABILITIES

- Contingenci                                      4.0                           1.3
- Financial liabilities                           12.6                          10.7
- Advances on contracts                            0.2
- Accounts payable and other payables             17.7                          12.5
- Accrued taxes and social charges                79.7                          49.5
- Other liabilities                                3.6                           1.4
- Billings in excess of cost and
    estimated earnings on uncompleted
    contracts                                      7.3                           4.7

--------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                        124.9                          80.1
--------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       353.7                         341.8

--------------------------------------------------------------------------------------------------


(1) At June 30, 1998, the principle movements in the consolidation perimeter for the period (acquisition of INGENIA and SIGMA CONSEIL) have been neutralized.

3.12   EXTERNAL SERVICES

-------------------------------------------------------------------------------

In thousands of French Francs                                     JUNE 30, 1998
-------------------------------------------------------------------------------
- Sub-contracting                                                     16,898
- Miscellaneous                                                        3,161
- Rent (buildings)                                                     7,735
- Other rent                                                           5,870
- Maintenance                                                          1,257
- Insurance                                                            1,717
- Document training studies                                            1,175
- Contractors                                                          2,541
- Commissions
- Fees                                                                 4,359
- Advertising inserts                                                  1,653
- Receiving expenses                                                     479
- Travel expenses                                                     12,954
- Telephone and postal expenses                                        2,891
- Bank service charges                                                 3,345

-------------------------------------------------------------------------------

TOTAL                                                                 66,034
-------------------------------------------------------------------------------

3.13   OTHER EXPENSE, NET

-------------------------------------------------------------------------------

In French Francs                                                 JUNE 30, 1998
-------------------------------------------------------------------------------
- Financial expenses, net                                         -2,654,202
- Gains on sales of short-term investments                         2,164,323
- Realized foreign exchange gains                                    341,323

-------------------------------------------------------------------------------

TOTAL OTHER EXPENSE, NET                                            -148,556
-------------------------------------------------------------------------------

3.14   EXCEPTIONAL LOSS

----------------------------------------------------------------------------------------------------------

In French Francs                                                                            JUNE 30, 1998
----------------------------------------------------------------------------------------------------------
- Miscellaneous exceptional income, net                                                         241,659
- Reversal of reserves                                                                        9,225,709
- Costs related to reversal of contingencies (restructuring, rents, etc.)                    -9,356,941
- Current year provisions for contingencies                                                  -2,430,074
- Exceptional fees                                                                           -1,272,365
- Bad debt expense                                                                           -1,174,596
- Settlements of salary litigation                                                             -287,000
- Tax assessments                                                                              -443,355
- Loss on sales of fixed assets                                                                 -29,160

----------------------------------------------------------------------------------------------------------

TOTAL EXCEPTIONAL LOSS                                                                       -5,526,123
----------------------------------------------------------------------------------------------------------

4.       LEASES

----------------------------------------------------------------------------------------------------------

In French Francs                                                                          JUNE 30, 1998
----------------------------------------------------------------------------------------------------------
- Original value                                                                            1,001,284

- Amortization
     Cumulative prior periods                                                                 474,581
     Current period                                                                           222,637
----------------------------------------------------------------------------------------------------------
Total                                                                                         697,218
----------------------------------------------------------------------------------------------------------

- Lease payments
     Cumulative prior periods                                                                 605,489
     Current period                                                                           264,731
----------------------------------------------------------------------------------------------------------
Total                                                                                         870,219
----------------------------------------------------------------------------------------------------------

- Lease payments remaining
     Greater than one year                                                                    176,358
     Greater than one year but less than five years                                           158,350
     Greater than five years
----------------------------------------------------------------------------------------------------------
Total                                                                                         334,708
----------------------------------------------------------------------------------------------------------

- Residual value
     Greater than one year                                                                      2,833
     Greater than one year but less than five years                                            23,011
     Greater than five years
----------------------------------------------------------------------------------------------------------
Total                                                                                          25,844
----------------------------------------------------------------------------------------------------------

Charges incurred during the period                                                            264,731
----------------------------------------------------------------------------------------------------------

5.     OFF BALANCE SHEET LIABILITIES

----------------------------------------------------------------------------------------------------------

In French Francs                                                                          JUN 30, 1998
----------------------------------------------------------------------------------------------------------
- Guarantees on contracts                                                                     757,467
----------------------------------------------------------------------------------------------------------

6.     GUARANTEES ON LOANS

None.

7.     SALES BY ACTIVITY

----------------------------------------------------------------------------------------------

In Millions of French Francs                                                    JUNE 30, 1998
----------------------------------------------------------------------------------------------
- Network/Telecom                                                                      69.2
- Management information systems                                                       98.7
- Document engineering                                                                 61.6
- Industrial and scientific engineering                                                64.2
- Consulting and data                                                                  18.6

----------------------------------------------------------------------------------------------

TOTAL                                                                                 312.3
----------------------------------------------------------------------------------------------

8.     SALES BY GEOGRAPHICAL AREA

--------------------------------------------------------------------------------------------------------

In Thousands of French Francs                                                            JUNE 30, 1998
--------------------------------------------------------------------------------------------------------
- Sales France                                                                              280,367
- Sales Export                                                                               15,393
- Sales - cost and estimated earnings in excess of billings on uncompleted                   16,562
          contracts less billings in excess of cost and estimated earnings on uncompleted contracts
--------------------------------------------------------------------------------------------------------

TOTAL                                                                                       312,322
--------------------------------------------------------------------------------------------------------

9.     HEADCOUNT

The average headcount of the consolidated companies is as follows:

--------------------------------------------------------------------------------------------------------

                                                                                             1997/1998
--------------------------------------------------------------------------------------------------------
- Managers                                                                                      547
- Non-managers                                                                                   78

--------------------------------------------------------------------------------------------------------

TOTAL                                                                                           625
--------------------------------------------------------------------------------------------------------

10.    SUBSEQUENT EVENTS

Effective July 1, 1998, DECAN acquired the whole capital share of SWORD, a company specialized in management of trademarks and patents, which has sales of approximately FF 30 000 000 per year.

In the beginning of the second half of 1998, DECAN started up two new companies:

- DECAN EMS, a company which is specialized in ERP systems; its expected sales for the year ended June 30, 1999 is approximately FF 8 000 000.

- FIRCOSOFT, a company which will market the software FIRCO, related to swift messages reconstruction ; this software was first developped by INGENIA, a subsidiary of DECAN.

In order to simplify DECAN's legal structure, a merger between DECAN and its parent company, GD took place on December 22, 1998. The share capital of DECAN decreased FF 80.280 and the "paid in capital" increased by FF 1.289.406.

On January 29, 1999, an internal legal restructuring was carried out. DECAN CS (ex INGENIA), the main subsidiary of DECAN, merged with ten operating companies fully owned by DECAN. This operation had no effect on the consolidated equity.

On April 13, 1999, DECAN acquired the whole share capital of IB NEXT, a company specialized in ERP systems, which had sales of approximately FF 7 000 000 for the fiscal year ended December 31, 1998.

On April 19,1999, Metamor Worldwide, Inc. ("Metamor"), a provider of information technology services located in Houston, Texas, completed its tender offer for the publicly held shares of Decan. Currently, Metamor owns approximately 98% of the Decan shares.

                                  DECAN GROUPE
              UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS


BASIS OF PRESENTATION


         The following interim consolidated financial statements of Decan Groupe ("Decan") have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with generally accepted accounting principles. Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. Management of Decan believes that the presentations and disclosures herein are adequate to make the information not misleading and reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods presented.



         The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year. These statements should be read in conjunction with Decan's audited financial statements included elsewhere herein.

                                      DECAN
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                         (in thousands of U.S. dollars)



                                           NINE MONTHS ENDED
                                               MARCH 31,
                                         --------------------
                                           1999        1998
                                         --------    --------
Revenues from Services                   $ 53,284    $ 40,411
Cost of Services                           30,043      26,220
                                         --------    --------
Gross Profit                               23,241      14,191

Operating Costs and Expenses:
   Selling, general and administrative     15,245       8,411
   Depreciation and amortization            1,364         659
                                         --------    --------
                                           16,609       9,070
                                         --------    --------

Operating Income                            6,632       5,121

Other Expense:
   Interest expense                        (1,105)         --
   Other, net                                  --        (758)
                                         --------    --------
                                           (1,105)       (758)
                                         --------    --------
Income before Income Taxes                  5,527       4,363
Provision for Income Taxes                  2,642         715
                                         --------    --------
Net Income                               $  2,885    $  3,648
                                         ========    ========




            See notes to unaudited consolidated financial statements.

                                      DECAN
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                         (in thousands of U.S. dollars)


                                                                                        NINE MONTHS ENDED
                                                                                            MARCH 31,
                                                                                     --------------------
                                                                                         1999        1998
                                                                                     --------    --------
Cash Flows from Operating Activities:
   Net income                                                                        $  2,885    $  3,648
   Adjustments to reconcile net income to net cash provided by (used in) operating activities:
     Depreciation and amortization                                                      1,364         659
     Amortization of debt costs and discount on convertible notes                         145          --
     Deferred income tax provision                                                      1,164          --
     Provision for doubtful accounts                                                       81         297
     Other                                                                                329        (241)
     Changes in assets and liabilities net of effects of acquisitions:
       Accounts receivable                                                             (2,726)     (9,749)
       Prepaid expenses and other                                                      (2,987)     (1,113)
       Accounts payable                                                                  (711)       (588)
       Accrued liabilities                                                              4,799       8,018
                                                                                     --------    --------
         Net cash provided by operating activities                                      4,343         931
                                                                                     --------    --------

Cash Flows from Investing Activities:
   Cash paid for acquisitions, net of cash acquired                                    (1,621)     (9,118)
   Capital expenditures                                                                (1,498)       (817)
   Other                                                                                 (184)         --
                                                                                     --------    --------
         Net cash used in investing activities                                         (3,303)     (9,935)
                                                                                     --------    --------

Cash Flows from Financing Activities:
   Net proceeds from issuance of long-term debt                                            --      15,965
   Net proceeds from sale of common stock                                                  --         432
   Conversion of bonds into common stock                                                 (397)         --
                                                                                     --------    --------
         Net cash (used in) provided by financing activities                             (397)     16,397
                                                                                     --------    --------

Net increase in cash and cash equivalents                                                 643       7,393
Cash and cash equivalents at beginning of period                                       12,937       5,592
                                                                                     --------    --------
Cash and cash equivalents at end of period                                           $ 13,580    $ 12,985
                                                                                     ========    ========

Cash paid during the periods for:
    Interest, net of amounts capitalized                                             $    172    $     --
                                                                                     ========    ========
    Income taxes                                                                     $  2,642    $    715
                                                                                     ========    ========



            See notes to unaudited consolidated financial statements.

                                      DECAN
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.       INCOME TAXES

         Decan follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Decan's interim provisions for income taxes were computed using its estimated effective tax rate for the year.

2.       SALE OF DECAN

         In April 1999, Metamor Worldwide, Inc. ("Metamor") completed its tender offer for the publicly held shares of Decan. The tender offer commenced in February 1999 following the purchase by Metamor of Decan shares from Delphi, plc and from Jacques Mottard, chairman and managing director of Decan. Currently, Metamor has acquired 98.4% of the Decan common shares outstanding and 94.9% of the convertible bonds outstanding, resulting in a 96.3% ownership on a fully diluted basis. The acquisition has been accounted for by Metamor using the purchase method of accounting and the effects of the acquisition by Metamor have been "pushed down" to Decan.

Attachment 7(b) - Index to Pro Forma Condensed Consolidated Financial Statements

                                                                                         PAGE
                                                                                         ----
Basis of Presentation                                                                    F-24

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
March 31, 1999                                                                           F-25

Pro Forma Condensed Consolidated Statement of Operations (Unaudited) for
the three months ended March 31, 1999                                                    F-26

Pro Forma Condensed Consolidated Statement of Operations (Unaudited) for
the year ended December 31, 1998                                                         F-27

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements                 F-28

                    METAMOR WORLDWIDE, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION


     The following Unaudited Pro Forma Condensed Consolidated Financial Statements give effect to the completion of the acquisition by Metamor Worldwide, Inc. ("Metamor" or the "Company") of 98.4% of the voting stock and
94.9 percent of the convertible notes of Decan Groupe ("Decan") on April 19, 1999. The Unaudited Pro Forma Condensed Consolidated Balance Sheet adjusts the Company's consolidated balance sheet as of March 31, 1999 for the acquisition of additional interests in Decan that occurred after the balance sheet date. The Unaudited Pro Forma Condensed Consolidated Statements of Operations adjusts the historical consolidated statements of operations of the Company and Decan to give effect to the acquisition of Decan as if it had occurred as of the beginning of the periods presented.



     The unaudited pro forma condensed consolidated financial statements are based on a preliminary allocation of the purchase price. The final allocation may vary as additional information is obtained, and accordingly, the ultimate allocations may differ from the allocations used in the unaudited pro forma condensed consolidated financial statements.



     The pro forma condensed consolidated financial statements have been prepared from and should be read in conjunction with the historical consolidated financial statements and related notes thereto of Decan included elsewhere herein and the consolidated financial statements and related notes thereto of Metamor Worldwide, Inc. for the year ended December 31, 1998 and the three months ended March 31, 1999, previously filed with the Securities and Exchange Commission.



     The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the acquisition been consummated on the date or at the beginning of the periods for which the acquisition is being given effect nor is it necessarily indicative of future operating results or financial position.

                    METAMOR WORLDWIDE, INC. AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                              AS OF MARCH 31, 1999
                                 (in thousands)


                                                                  HISTORICAL
                                                                --------------
                                                                    METAMOR (1)  ADJUSTMENTS(a)       PRO FORMA
                                                                --------------   --------------    --------------
                                 ASSETS
Current Assets:
   Cash and cash equivalents                                    $       31,154   $           --    $       31,154
   Accounts Receivable, net of allowance of $6,632                     266,288               --           266,288
   Prepaid expenses                                                     20,028               --            20,028
   Deferred income taxes and other                                         135               --               135
                                                                --------------   --------------    --------------
      Total current assets                                             317,605               --           317,605


Fixed Assets, net                                                       58,589               --            58,589
Intangible Assets, net of accumulated amortization of $20,186          719,657           46,194           765,851
Investments and Other                                                    8,701               --             8,701
                                                                --------------   --------------    --------------
Total Assets                                                    $    1,104,552   $       46,194    $    1,150,746
                                                                ==============   ==============    ==============

                LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:
   Current maturities of long-term debt                         $        2,000   $           --    $        2,000
   Accounts payable and accrued expenses                                27,373               --            27,373
   Payroll and related taxes                                            63,363               --            63,363
   Amounts due sellers of acquired businesses                           37,832               --            37,832
   Amount due buyer of staffing services business                       16,000               --            16,000
   Other                                                                20,600               --            20,600
                                                                --------------   --------------    --------------
      Total current liabilities                                        167,168               --           167,168

Long-term Debt, net of current maturities                              497,322           54,745           552,067
Deferred Income Taxes and Other                                          7,403               --             7,403
Minority Interests                                                      10,239           (8,551)            1,688

Commitments and Contingencies                                               --               --                --

      Total Stockholders' equity                                       422,420               --           422,420
                                                                --------------   --------------    --------------
Total Liabilities and Stockholders' Equity                      $    1,104,552   $       46,194    $    1,150,746
                                                                ==============   ==============    ==============


(1) Includes the accounts of Decan as Metamor owned in excess of 50 percent at March 31, 1999. The adjustments reflect the acquisition of additional interests in Decan after March 31, 1999.




  See notes to unaudited pro forma condensed consolidated financial statements.

                    METAMOR WORLDWIDE, INC. AND SUBSIDIARIES
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                    (in thousands, except per share amounts)



                                                     HISTORICAL
                                           --------------------------------
                                               METAMOR          DECAN (1)        ADJUSTMENTS           PRO FORMA
                                           --------------    --------------    --------------       --------------
Revenues from Services                     $      249,101    $        5,911                --       $      255,012
Cost of Services                                  161,241             3,686                --              164,927
                                           --------------    --------------    --------------       --------------
Gross Profit                                       87,860             2,225                --               90,085

Operating Costs and Expenses:
   Selling, general and administrative             58,460             1,340                --               59,800
   Depreciation and amortization                    5,960              (132)              922(a)             6,750
                                           --------------    --------------    --------------       --------------
                                                   64,420             1,208               922               66,550

Operating Income                                   23,440             1,017              (922)              23,535

Other Income (Expense):
   Interest expense                                (5,104)               (7)             (835)(b)           (5,946)
   Minority interests                              (1,417)               --               571(c)              (846)
                                           --------------    --------------    --------------       --------------
                                                   (6,521)               (7)             (264)              (6,792)
                                           --------------    --------------    --------------       --------------
Income from Continuing Operations before
   Income Taxes                                    16,919             1,010            (1,186)              16,743
Provision for Income Taxes                          7,106               327              (401)(d)            7,032
                                           --------------    --------------    --------------       --------------
Net Income                                 $        9,813    $          683    $         (785)      $        9,711
                                           ==============    ==============    ==============       ==============

Earnings per Common Share:
   Basic                                   $         0.30                                           $         0.29
                                           ==============                                           ==============
   Diluted                                 $         0.30                                           $         0.29
                                           ==============                                           ==============

Number of Shares Used in Computing
   Earnings per Common Share:
   Basic                                           32,723                                                   32,956(e)
                                           ==============                                           ==============
   Diluted                                         32,937                                                   33,170(e)
                                           ==============                                           ==============



(1) Reflects the results of Decan for the three months ended March 31, 1999 less the Decan results included in Metamor's results of operations for the three months ended March 31, 1999. (See Note 1)





  See notes to unaudited proforma condensed consolidated financial statements.

                    METAMOR WORLDWIDE, INC. AND SUBSIDIARIES
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (in thousands, except per share amounts)



                                                      HISTORICAL
                                           ----------------------------------
                                              METAMOR               DECAN           ADJUSTMENTS           PRO FORMA
                                           --------------       --------------    --------------       --------------
Revenues from Services                     $      850,487       $       62,763                --       $      913,250
Cost of Services                                  567,568               35,408                --              602,976
                                           --------------       --------------    --------------       --------------
Gross Profit                                      282,919               27,355                --              310,274

Operating Costs and Expenses:
   Selling, general and administrative            187,727               20,200                --              207,927
   Depreciation and amortization                   16,276                1,385             3,168(a)            20,829
                                           --------------       --------------    --------------       --------------
                                                  204,003               21,585             3,168              228,756

Operating Income                                   78,916                5,770            (3,168)              81,518

Other Income (Expense):
   Interest expense                               (15,965)                (203)           (9,443)(b)          (25,611)
   Minority interests                                  --                   --              (152)(c)             (152)
   Other, net                                         608                   --                --                  608
                                           --------------       --------------    --------------       --------------
                                                  (15,357)                (203)           (9,595)             (25,155)
                                           --------------       --------------    --------------       --------------
Income from Continuing Operations before
   Income Taxes                                    63,559                5,567           (12,763)              56,363
Provision for Income Taxes                         26,697                1,855            (4,880)(d)           23,672
                                           --------------       --------------    --------------       --------------
Net Income from Continuing Operations      $       36,862       $        3,712    $       (7,883)      $       32,691
                                           ==============       ==============    ==============       ==============

Earnings per Common Share from
Continuing Operations:
   Basic                                   $         1.13                                              $         0.99
                                           ==============                                              ==============
   Diluted                                 $         1.11                                              $         0.99
                                           ==============                                              ==============

Number of Shares Used in Computing
Earnings per Common Share:
   Basic                                           32,690                                                      32,923(e)
                                           ==============                                              ==============
   Diluted                                         38,665                                                      38,898(e)
                                           ==============                                              ==============




       See notes to unaudited condensed consolidated financial statements.

                    METAMOR WORLDWIDE, INC. AND SUBSIDIARIES
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.   GENERAL


     In February 1999, Metamor Worldwide, Inc. (the "Company") acquired 41.9 percent of the common stock of Decan Groupe ("Decan"), a publicly held, French-based Information Technology Solutions business, for $54.9 million in cash and 0.2 million shares of the Company's common stock valued at $6.2 million. Following this purchase, the Company instituted a cash tender offer for the remaining shares and completed the tender offer in April 1999. Currently, the Company owns 98.4 percent of Decan's common stock and 94.9 percent of its convertible notes, which are convertible into common stock of Decan. The consideration for the Decan purchase totaled approximately $161 million, consisting of $154.8 million in cash and 0.2 million shares of Metamor stock having a value of $6.2 million.



     The acquisition of Decan has been accounted for using the purchase method of accounting. Accordingly, the Company included the results of operations of Decan in its consolidated results in February 1999 when its ownership interest in Decan exceeded 50 percent. Prior thereto, the Company accounted for its ownership interest using the equity method of accounting.


2.   PRO FORMA ADJUSTMENTS


     The following pro forma adjustments give effect to the acquisition of Decan by the Company (See "Basis of Presentation" on page F-24).


BALANCE SHEET ADJUSTMENTS:


     (a) To reflect (i) the increase in goodwill and the decrease in minority interest related to the acquisition of interests in Decan that occurred after March 31, 1999 and (ii) the related increase in borrowing under the Company's Senior Credit Agreement to fund the purchase of additional interests.


STATEMENTS OF OPERATIONS ADJUSTMENTS:

     (a) To reflect amortization of goodwill resulting from the acquisition of Decan using a 40 year amortization period.

     (b) To reflect interest expense from borrowings under the Company's Senior Credit Agreement to fund the acquisition.


     (c) To adjust the minority interest for the amount outstanding after completion of the acquisition.


     (d)  To adjust income taxes for the estimated effective tax rate.

     (e) To reflect the issuance of 0.2 million shares of Metamor's common stock in connection with the purchase of Decan.

                               INDEX TO EXHIBITS

EXHIBIT        DESCRIPTION
-------        -----------
23.1           Consent of Deloitte & Touche Tomatsu B.M.A.